Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Appoints Two to Board of Directors

Linthicum Heights, Maryland, December 8, 2005 – Foundation Coal Holdings, Inc. (NYSE:FCL) announced that it has elected P. Michael Giftos and Robert C. Scharp to its board of directors effective December 7, 2005. The new appointees replace Hans J. Mende and Stephen Ko, who resigned from the board in October 2005 after completion of a secondary offering by the initial equity owners. Both will serve on the company’s audit committee, and Giftos also will serve on the nominating committee.

“The appointment of Robert Scharp and Michael Giftos brings nearly 50 years of coal mining and transportation experience to our board,” said James F. Roberts, Foundation’s president and chief executive officer. “We are extremely fortunate to have the counsel of both men as we position Foundation Coal for the future.”

Michael Giftos currently serves as a member of the board of directors of Pacer International, Inc., a leading North American non-asset based logistics provider, where he is a member of the audit committee and chair of the governance committee. Giftos served in a variety of executive positions with CSX Corporation and its subsidiaries from 1985 until his retirement in 2004. Most recently, from 2000 through 2004, he was CSX Transportation’s executive vice president and chief commercial officer. Prior to that position, he served as senior vice president and general counsel (1990 – 2000) and general counsel (1985 – 1989) at CSX.

Robert Scharp currently serves as Chairman of Shell Canada’s Mining Advisory Council.  He is also a member of the board of directors of Bucyrus International, Inc., a surface mine equipment manufacturer. Scharp began his mining career in 1974 with Phelps Dodge as a mining engineer. From 1975 through 1997 he held a variety of operational and management positions with the Kerr-McGee Corporation, including general manager of the Jacobs Ranch Mine, General Manager of the Galatia Mine, and vice president of operations for Kerr-McGee Coal Corporation. Scharp served as president of Kerr-McGee Coal from 1991 through 1995 and senior vice president of oil and gas production for Kerr-McGee from 1995 until 1997. From 1997 through 2000, he served as chief executive officer, Shell Coal Pty. Ltd. in Brisbane, Australia and then served as the chief executive officer of Anglo Coal Australia Pty. Ltd. until 2001.

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,900 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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